DEFINITIVE PROXY MATERIAL/REVISED


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of TV Communications Network, Inc. ("TVCN") will be held at the TVCN Building, 10020 East Girard Avenue, Suite 300, Denver, Colorado 80231, on Tuesday February 8, 2000 at 10:00 a.m. MST time for the following purposes:

(1) To elect the following three (3) Directors:
Omar A. Duwaik
Armand DePizzol
Kenneth D. Roznoy

(2) To ratify management's decision to sell the office building in Denver for $1.2 million.

(3) To ratify management's decision to sell the warehouse building in Detroit for $200,000.

(4) To ratify management's decision to sell Planet Internet Corp. to BeWell Net for a gross sale price of $1, 746,515 payable in private common stock of BeWell Net, a private company.

(5) To ratify the Management decision to retain the services of the auditing firm of Ehrhardt Keefe Steiner & Hottman PC or any other auditing firm management so chooses.

Proxy material will be mailed on or about January 25, 2000.
The date of record is January 18, 2000.

Stockholders of record at the close of business on January 18, 2000 will be entitled to notice of and to vote at the meeting. The stock transfer books of TVCN will remain open.

						By order of the Board of Directors,

      /SS/Kenneth D. Roznoy

						Kenneth D. Roznoy, Secretary


January 11, 2000
Denver, Colorado

IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

THIS REPORT DOES NOT PURPORT THAT THE SECURITIES AND EXCHANGE
COMMISSION ("SEC") HAS APPROVED OR DISAPPROVED ANY OF THIS REPORT OR PASSED UPON ITS ACCURACY OR ADEQUACY.

DEFINITIVE PROXY MATERIAL/REVISED



                  TV COMMUNICATIONS NETWORK, INC.
                        PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS
                        February 1, 1999

VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of TV Communications Network, Inc. (The "Company" or "TVCN" or the "Registrant") for use at the Annual Meeting of Shareholders to be held on Tuesday February 8, 2000. All valid proxies received prior to the meeting will be voted. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposals set forth in the Notice of Annual Meeting of Shareholders. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of TVCN an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

The Board of Directors has fixed January 18, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only shareholders of record as of the close of business on October 29, 1999
(the "Record Date") will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Shares may be voted at the meeting in person or by proxy. At the Record Date, there were outstanding and entitled to vote 50,835,954 shares of the Common Stock of TVCN. Each share is entitled to one vote. The election of directors as well as the adoption of Proposals 2 through 5 requires the affirmative vote of the holders of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote.

All costs of solicitation of proxies will be borne by TVCN. In addition to the use of the mails, arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. TVCN will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. The costs of the solicitation of proxies will approximately be between $15,000 and $20,000. The amounts being spent include attorneys' fees, accountants' fees, solicitors' time, printing costs, postage, and other incidental expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of TVCN's common stock owned beneficially, and controlled by management and by each person known by TVCN to have owned beneficially more than five percent of such shares then outstanding:

Name and Address            Amount and Nature of        Percentage of Class
Of beneficial Owner         Beneficial Ownership        Benficially Owned
and/or controller           and/or control              and/or controlled

Omar Duwaik (1)
10020 E. Girard Ave.            23,354,223**               44.0%
Denver, CO 80231

Multichannel Distribution
Of America, Inc. (MDA)          23,845,892**               46.9%
10020 E. Girard Ave., #300
Denver, CO 80231

Taher Aldweik
10020 E. Girard Ave., #300         950,233**                1.9%
Denver, CO 80231

Total shares under Duwaik's
Ownership/Control               47,150,348**               92.8%

Armand De Pizzol (1)
1115 Broadway, Ste. 109             None                    -0-
Denver, CO 80203

Kenneth D. Roznoy (1)
10020 E. Girard Ave.                   175                   *
Denver, CO 80231

Total as a Group
(five in number)                47,150,523                 92.8%


*	Negligible

(1) These persons being those making the solicitation of proxies by mail.

**	Of these 47,150,348 shares, 23,845,892 shares are in the name of MDA, Inc.
an affiliate substantially owned and controlled by Mr. Duwaik, TVCN's president, and 950,233 shares beneficially owned by a brother of Mr. Duwaik, but controlled by Mr Duwaik.

PROPOSAL 1 - ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the persons identified below, as nominees, for a one-year term expiring in 2000 unless authority to vote for the election of directors is withheld by marking the proxy to that effect.

In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable. In the event this proposal is not passed, then TVCN will propose that the three previous directors be re-elected. Other nominations may be made by eligible shareholders. The three nominees with the most votes will be elected directors.

The information about each director and his beneficial ownership of shares of the Common Stock of TVCN as of the Record Date is as follows:



Nominees for       Principal Occupation        Beneficial Ownership
Director           During Past Five Years        and/or control
For Terms 		                                 No. of              Percent of
Expiring                                     Shares              Outstanding
in 2000                                                          Common Stock

Omar A. Duwaik     Chairman of the Board
Director since     Chief Executive Officer   47,150,348             92.8%
1987               and President
Age 55

Kenneth D. Roznoy  Vice President of                175               *
Age 51             Business Development,
                   Secretary and a director
                   off and on since 1990

Armand DePizzol    Director                           0                 0%
Director
Age 67

*    Negligible

Omar A. Duwaik has been the President, CEO and Director of TVCN since its inception on July 7, 1987. Mr. Duwaik has been involved in the telecommunications, aerospace and electronic industries for the past 27 years. In 1980, Mr. Duwaik joined Multichannel Distribution of America, Inc. ("MDA"), in Denver as its President. In 1983, MDA submitted 413 MMDS applications to the FCC, of which 71 were granted to MDA, with no competition, and through a lottery process, about forty more conditional licenses were granted by the FCC. For MDA, Mr. Duwaik constructed the first U.S. MMDS station in San Luis Obispo, California in 1984. Under his direction, three more MMDS stations were constructed in Kansas and Alabama. By 1994, TVCN had ten of these wireless cable TV stations, of which three were sold for about $17.5 million. Mr. Duwaik received a BS Degree in electrical Engineering, a BS Degree in Computer Science and an MS Degree in Electrical Engineering Communications from Oregon State University in 1971. Mr. Duwaik owns or controls 47,150,348 shares of Common Stock. Mr. Duwaik is employed on a full-time basis with the Company and is compensated at the rate of $91,720 a year, of which $54,079 is being paid in cash, and the remaining balance is deferred until such time as more funds become available to TVCN.

Armand L. DePizzol - President of Alert Credit Bureau, Inc. and CEO of National Direct Connect Corporation. Mr. DePizzol holds an MA in Economics and a BS in Business Administration. He was President of American Technology & Information, Inc. ("AT&I") from 1986 - 1987 and was in charge of all operations for that company. This was during the period when AT&I operated the very first wireless multichannel TV station in the country. Prior to that, Mr. DePizzol spent seven years overseas with the International Department of CitiBank of NewYork. During this period he conducted extensive credit and operational examinations of some thirty foreign bank branches. Mr. DePizzol was also employed by the Federal Reserve Bank. He acted as a consultant to the First of Denver
Bank, which became First Interstate Bank. Recently, he directed the growth of a transportation company from nine units to more than forty units within a six month period. He has helped obtain financing for several turn-around companies and he also holds various patents.

Kenneth D. Roznoy - Vice President, Secretary and Director. Mr. Roznoy returned to TVCN on a free-lance basis in September of 1996 and was re-hired on a full-time basis on February 9, 1997 as Vice President of Business Development. During his two-year sabbatical he worked as a consultant for Elitch Garden in Denver and CHILDRENS CABLE NETWORK in
Denver and Burbank, California. Mr. Roznoy served as a Director of TVCN from 1989 - October 1994. Prior to joining TVCN in 1987, Mr. Roznoy had been employed by American Technology and Information, Inc. ("AT&I") in Denver, Colorado since January 1, 1987 as its Vice President and Public Relations Director. From 1981 to 1987, Mr. Roznoy was working for KDR Production providing entertainment related services for businesses and non-profit organizations in Denver, Colorado. From 1978 to 1981, Mr. Roznoy worked for Commonwealth Theaters in Denver, Colorado and Dallas, Texas as Advertising Director. At Mulberry Square Productions, in Dallas, Texas from 1975 to 1978, Mr. Roznoy helped promoted "Benji" into an international movie star with films and TV shows grossing in excess of $100 million.
Mr. Roznoy is employed on a full-time basis with TVCN and is compensated at the rate of $32,500.00 a year.

Currently, TVCN has no standing Audit, Nominating or Compensation committees or committees that perform similar functions, other than the Board of Directors. The Board held three meetings during the last fiscal year, and no director attended less than 75% of the aggregate of those meetings, either in person or telephonically.


The Board of Directors Recommends a Vote FOR All Nominees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Over the years, certain related party transactions were entered into between TVCN and its president, Omar Duwaik and other companies owned/controlled by him. For a specific transaction, see the following titles: "Quincy, Illinois and Salina, Kansas", "Auto Salvage and parts Recycling Business", and "Rome, GA" in the accompanying Annual Report.

PROPOSAL 2 - TO RATIFY MANAGEMENT'S DECISION TO SELL THE OFFICE BUILDING IN DENVER.

TVCN has accepted an offer on the TVCN building in the amount of one million two hundred thousand dollars ($1,200,000.00) from Asian Pacific Cooperative Association d/b/a Asung Hyup Johapp. Since TVCN sold the major TV market operations in 1993 and 1994 it has pursued with diligence the new Gas-to-Liquid Project(s). None of those operations would be located in Denver, so management believes it is better to divest the building while the realty market is strong. TVCN will then lease its current office space (approximately 3600 square feet) back for the next three years at the rate of $3625/month. The building was acquired in 1990 from an affiliated company substantially owned and controlled by TVCN's president Mr. Duwaik, in a non-arms-length transaction. The original purchase price was $930,000 payable in the form of issuing 380,000 shares of TVCN's Class C preferred stock, and the assumption of a loan of $550,000 carrying an annual interest of 10%. In 1997, the 380,000 preferred shares were converted to 190,000 restricted shares of TVCN's common stock. No interest or dividends were ever paid or distributed by TVCN on such preferred stock. The current book value of the building is $896,208. The net selling price of $1.135 is expected to generate a net gain of about $240,000.

The board of directors recommends a vote FOR this proposal.


PROPOSAL 3 - TO RATIFY MANAGEMENT'S DECISION TO SELL THE WAREHOUSE BUILDING IN DETROIT

In connection with the acquisition of the Wireless Cable TV station in Detroit ("WCTV") from the Microband Companies in 1990, TVCN acquired a warehouse building ("warehouse") for a purchase price of $220,000, payable over two years. In connection with the sale of the Detroit WCTV station in September 1993 to Eastern Cable Network Corp. ("ECNC"), which subsequently sold the system to People's Choice TV ("PCTV"), TVCN entered into a lease agreement with the buyer(s) at the lease rate of $4000/month. The lease expired in March of 1999. The warehouse has been vacant since that time. Since then, TVCN has been attempting to find a customer to either lease or buy the warehouse. Recently, TVCN has accepted an offer to buy the warehouse for $200,000. subject to closing. The net selling price is expected to be about $180,000. The current book value of the warehouse is about $158,000. If the sale is successfully completed, the sale will result in a net gain of about $22,000.

The board of directors recommends a vote FOR this proposal.

PROPOSAL 4 - TO RATIFY MANAGEMENT'S DECISION TO SELL PLANET INTERNET TO BEWELL NET (A PRIVATE COMPANY) FOR $1.76 MILLION IN PRIVATE STOCK


On February 16, 1996 TVCN incorporated its wholly-owned subsidiary,
Planet Internet Corp. ("Planet") as an Internet Service Provider ("ISP"). Planet Internet provided internet service to subscribers. By March 31, 1999, Planet had 836 subscribers. On May 18, 1999, TVCN signed an agreement to sell Planet to BeWell Net Corp., another ISP for a gross sale price of $1,746,515. The net sale price was $1,508,640 payable in private common stock of BeWell Net at the rate of $5.00 per share. Accordingly, the Company received 301,728 private shares of the common stock of BeWell Net.
As part of the sale, TVCN has allocated 80,000 shares for distribution to various employees as performance bonuses. None of the officers or directors of TVCN received any of said stock other than Kenneth Roznoy who received 5,000 shares of said stock. BeWell Net is a private company and has no public trading market for its stock. As of March 31, 1999, Planet had a negative operating monthly cash flow of about $40,000.00, liabilities of approximately $283,000 and assets of $282,000. In connection with the sale, the entire assets will be transferred to BeWell Net, and about $230,000 of the liabilities will be transferred to and assumed by BeWell Net, while about $53,000.00 in liabilities will remain the responsibility of TVCN.

The board of directors recommends a vote FOR this proposal.



PROPOSAL 5 - RETAINING THE INDEPENDENT AUDITING FIRM

 On April 12, 1999 TVCN signed an engagement letter with the auditing firm of Ehrhardt Keefe Steiner & Hottman PC of 7979 East Tufts Avenue, Suite 400, Denver, Colorado 80237 ("EKSH" or "Auditors"). The Board is considering reselecting EKSH as TVCN's auditors for the fiscal year ending March 31, 2000 and recommends that the shareholders ratify and approve this consideration, but to give management the latitude to hire any other audit firm should the need arise.

 During TVCN's last fiscal year and the interim periods there were no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In the event this proposal is not passed, TVCN will fulfill its present contractual obligations with the present firm and seek a new independent auditing firm for the next fiscal year.

The Board of Directors Recommends a Vote FOR this Proposal.

COMPENSATION PLAN

Incentive Stock Option Plan:

	Effective July 14, 1987, TVCN adopted an incentive Stock Option Plan for Company executives and key employees. TVCN has reserved 2,000,000
(post 5 to 1 reverse split) common shares for issuance pursuant to the plan. The plan provides that no option may be granted at an exercise price less than the fair market value of the common shares of TVCN on the date of grant. To date, no options have been granted pursuant to the plan.
Under current terms, the plan will terminate in 2007.

OTHER COMPENSATION BENEFITS

	TVCN currently has no Directors or Executive Officers who receive compensation in an amount over $60,000, except TVCN's President, Omar A. Duwaik, whose annual compensation is $91,720 of which $54,079 is payable in cash, and the remaining balance is deferred until such time more funds become available to TVCN. TVCN offers a health benefits package to all employees, but currently has no retirement plan. The costs for the health benefit package (medical insurance) are paid by the eligible enrollees.

	No option/Stock Appreciation Rights ("SAR") Grants were awarded during the Last Fiscal Year. No Aggregated option SAR Exercises were awarded during
Last Fiscal Year. Therefore, Fiscal Year End Option/SAR Values and long-term Incentive Plan Award Tables have been omitted.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

	On April 12, 1999, TVCN signed an engagement letter with the auditing firm of Ehrhardt Keefe Steiner & Hottman PC ("EKSH" or "Auditors"). EKSH also audited TVCN's financial records for fiscal the years ended
March 31, 1993-1998 and restated TVCN's financial records for 1992.
The Auditor did audit TVCN's financial records for fiscal year 1999 and assisted TVCN in the preparation of TVCN's Annual Report on Form 10-KSB and 10-KSB/A.


	A representative(s) of EKSH may be available at the Annual Meeting to respond to any questions and make a statement.

	The principal accountants' report on the financial statements of the fiscal year 1999 contained no adverse opinions, nor was qualified as to uncertainty, audit scope, or accounting principles.



OTHER BUSINESS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder of record of TVCN who desires to submit a proper proposal for inclusion in the Proxy materials relating to the next Annual Meeting of Shareholders must do so in writing and according to TVCN's By Laws. Pursuant to the By Laws of the Company, for any matter (other than proposals made by Management) to be properly brought before the 2000 Annual Meeting of Shareholders by a Shareholder, the other matter must be a proper subject for stockholder action. The stockholder proposing to bring such other matter must be entitled to vote at the 2000 Annual Meeting of Shareholders and must deliver written notice describing such other matter, which written notice must be received by the Secretary of the Company, at TVCN's principal office in Denver, Colorado on or before March 31, 2000.

ANNUAL REPORT

The financial audit of TVCN has been completed and is incorporated herein by reference.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB\A

Upon written request, TVCN will provide, without a charge, a Copy of its annual report on form 10-KSB\A for the fiscal year ended March 31, 1999, to each shareholder of record or to each shareholder Who owned common stock of TVCN listed in the name of bank or Broker, as nominee, at the close of business on January 18, 2000. Any Request by a shareholder for TVCN's annual report on form
10-KSB\A should be mailed to TVCN's secretary, TV
Communications network, inc., 10020 east Girard avenue, suite 300, Denver, co 80231.

The above Notice of Annual Meeting of Shareholders and Proxy Statement are sent by order of the Board of Directors.




/SS/Kenneth D. Roznoy
Kenneth D. Roznoy, Secretary

Denver, Colorado
October 12, 1999

DEFINITIVE PROXY MATERIAL/REVISED


TV COMMUNICATIONS NETWORK, INC

Proxy Solicited on Behalf of the Board of Directors for its Annual Meeting of Shareholders

The undersigned hereby appoint Omar A. Duwaik, Armand DePizzol, and Kenneth
D. Roznoy, or any of them, with the power of substitution, as proxies to vote all shares of the Common Stock of TVCN owned by the undersigned at the Annual meeting of the Stockholders to be held at 10020 East Girard Avenue, Suite 300, Denver, Colorado 80231, on November 19, 1999, or to any adjournment thereof, on such business as may property come before the meeting, including the following items as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement:

(1) To elect the following three (3) Directors:
Omar A. Duwaik         	??For        ??Against         ??Abstain
Armand DePizzol         ??For	       ??Against         ??Abstain
Kenneth D. Roznoy	      ??For	       ??Against         ??Abstain

(2) To ratify management's decision to sell the office building in Denver for $1.2 million.
                        ??For	       ??Against         ??Abstain

(3) To ratify management's decision to sell the warehouse building in Detroit for $200,000.00.
                        ??For        ??Against         ??Abstain

(4) To ratify management's decision to sell Planet Internet Corp. to BeWell Net for a gross sale price of $1,746,515 payable in private common stock of BeWell Net, a private company.

                        ??For        ??Against         ??Abstain

(5) To ratify the Management decision to retain the services of the auditing firm of Ehrhardt Keefe Steiner & Hottman PC or any other auditing firm management so chooses.

                        ??For        ??Against         ??Abstain


Please date, sign, and mail in the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 through 5. It is revocable at any time before it is exercised.

Number of shares:	_________________	Date:	__________________________________
								Please Print
Signature:	_______________________ Name and Title: _________________________
								Please Print
Signature:	_______________________ Name and Title: _________________________

Address:_____________________________________________________________________


Instructions: Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

DEFINITIVE PROXY MATERIAL/REVISED


ANNUAL REPORT
For Fiscal Year ended 3-31-99

October 12, 1999


Dear Shareholders,

On behalf of TV Communications Network, Inc., ("TVCN") and its employees, I would like to take this opportunity to welcome you and report TVCN's progress.

Last year was a remarkable year. Two major developments took place that are expected to have major impact upon TVCN and its potential growth. The first one was in the Wireless Cable TV ("WCTV") industry, while the other one is concerning TVCN's gas-to-liquid ("GTL") proposed project in Trinidad and Tobago in Latin America.

Until October, 1998, the WCTV stations have been limited to a one-way transmission: broadcasting cable TV programming over the air to potential subscribers. However, in October, 1998, the FCC changed its rules such that it allowed the use of the WCTV channels for two-way communications. Using the concept of "cellular phone" or "cellular communications", the WCTV frequencies can now be used for two way communications connecting customers directly with long-distance telephone networks, circumventing local telephone lines.

As a result, long-distance telecommunications companies such as Sprint and MCI Worldcom began to acquire WCTV companies. During 1999, it has been reported that Sprint and MCI have acquired most of the large WCTV companies in the USA, paying a total of about 1.84 billion. This is translated to a rate of about $54.0 per household.

Based upon the foregoing, TVCN believes that this is an opportune time to sell TVCN's WCTV stations, licenses and rights and interest in its BTA's. TVCN has approximately 1.1 million households in its markets.
TVCN has commenced discussions with Sprint, MCI and others about the possibility of selling TVCN's WCTV assets. These discussions are preliminary and limited in nature. It is impossible to predict as to the outcome of such discussions, or the amount that may be generated, if any, from the possible sale of such assets. Based on the company's experience in selling WCTV stations, and current market conditions, TVCN's WCTV assets may be worth as much as $55 million. However, there is no assurance that TVCN will succeed in selling any of its WCTV assets.

While TVCN is holding discussions with various different potential buyers about the possibility of selling WCTV stations, TVCN will continue its attempt to obtain the necessary financing to acquire additional WCTV stations, licenses, channels and BTAs. It is believed that any such additional acquisition will help increase the value of the WCTV assets, and strengthen our negotiating position.


As to TVCN's proposed GTL plant in Trinidad, TVCN has been negotiating with the government of Trinidad since 1995. In 1997, TVCN signed a Memorandum of Understanding with the government to negotiate the details of a definitive agreement for the construction of the world's first commercial GTL plant in Trinidad. It was the hope then that the long-sought definitive agreement would be signed with the gas producing country within the following few months.

TVCN has been negotiating similar proposals with several gas producing countries around the world for many years. Similar to the negotiations with those countries, the negotiations with the government of Trinidad went on and on for many months. Finally, in June 1999, an agreement was signed detailing the responsibilities of TVCN and the government for the construction and operation of the proposed GTL plant in Trinidad.

TVCN intends to focus its future activities on the gas project. The proposed GTL plant in Trinidad is expected to cost TVCN about $300 million. TVCN is discussing with various financial institutions obtaining the necessary financing for the plant. TVCN is also discussing with different entities the possibility of entering into a partnership agreement for the purpose of financing and implementing the proposed GTL plant. There is no assurance that TVCN will succeed in obtaining the necessary financing or enter into a partnership agreement with any entity.

If TVCN is successful in selling any of its WCTV assets, or in obtaining the GTL project financing, of which there can be no assurance, it is anticipated that the proceeds from said sale or financing will be sufficient to fund TVCN's activities and meet TVCN's obligations over the next several years.

In the meantime, TVCN has sold its wholly-owned subsidiary, Planet
Internet, for a net selling price of about $1.5 million which was received in the form of private shares of common stock of a privately held BeWell Net Corp. Planet was operating at more than $40,000 per month negative cash flow. Previously, TVCN sold one of its residential lots for $630,000. Additionally, TVCN sold its executive office building in Denver for $1.2 million, and its warehouse building in Detroit for $200,000, subject to shareholders' ratification vote.

With the reduction in TVCN's expenditures, and streamlining its operations, the proceeds from the sale of its residential land, the Detroit warehouse and office building should be sufficient to meet its current obligations and fund TVCN's activities. The Additional Detroit Note receivable in the approximate amount of $2.4 million is due December 30, 2000.

In the Event that TVCN is not successful in selling any of its WCTV assets, or obtaining the necessary GTL financing, or that the proceeds from the sale of other assets are not adequate to meet TVCN's current obligations or fund its activities, then in that event TVCN will consider selling its $2.4 million receivable note at a discount.

We feel optimistic that TVCN is well on its way of achieving its long term goals.


/SS/Omar A. Duwaik
Omar Duwaik
President & CEO





This Report does not purport that the securities and exchange commission ("SEC") has approved or disapproved any of this Report or passed upon its accuracy or adequacy.










This Report is a summary of information about TVCN and its operations. For more details, see TVCN's report on Form 10-KSB/A for the fiscal year ended March 31, 1999.
Forward Looking Statements

Certain oral and written statements of management of TVCN included in this Report and elsewhere contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbor created thereby. These statements include the plans and objectives of management for future operations, Gas-To-Liquid ("GTL") Technology based on TVCN's GTL process, anticipated capital and operating costs of GTL plants, signing a definitive agreement, obtaining required financing for such plants, the continued development of TVCN's GTL process and the projected economic use of GTL plants. In addition, these statements include but are not limited to such words as "intent", "believe", "estimate", "choice", "projection", "potential", "expect", "should", "might", "could" and other similar expressions. The forward looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of TVCN. Actual results may differ substantially from these statements. In particular the assumptions assume the collectability of the note receivable from the sale of cable operations, the ability to sign a definitive agreement, obtain required financing, construct and successfully operate commercial GTL plants, and produce a salable product from the proposed GTL plant, and the ability to successfully develop the BTAs and markets, satisfactory resolution of legal maters, and economic, competitive and market conditions for TVCN's business operations. Although the Company believes that the assumptions are accurate, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements, the inclusion of such information should not be regarded as a representation by TVCN or any other person that the objectives and plans of TVCN can or will ever be achieved.

DESCRIPTION OF BUSINESS

Business Development

TV Communications Network, Inc. ("TVCN" or the "Company") was organized as a Colorado corporation on July 7, 1987. Its executive offices are at 10020 E. Girard Avenue, Suite 300, Denver, Colorado 80231, its telephone number is
(303) 751 2900 and its fax number is (303) 751-1081. TVCN was formed to seek business opportunities that, in the opinion of management, will provide profit to TVCN in any industry in general and the Wireless
Cable TV ("WCTV") industry in particular. During its early years, TVCN focused its attention on WCTV operations. After early success, TVCN began to diversify. Since then, TVCN has been a diversified holding enterprise with operations in gas and oil refining; WCTV; Internet; mining; auto salvage and wireless communications. However TVCN recently sold its Internet operations, and is considering the sale of other operations in order to focus on its gas and oil business.

Wireless Cable TV ("WCTV") Operations

The WCTV industry was created in 1983 when the Federal Communications Commission ("FCC") began licensing WCTV stations to broadcast multiple TV channels per station on microwave frequencies. The WCTV frequency spectrum is now divided by the FCC into groups of frequencies such as MMDS ("Multichannel Multi-Point Distribution Service"), ITFS ("Instructional Television Fixed Service"), OFS ("Operational Fixed Service"), as well as the MDS band previously available. MMDS, MDS and OFS frequencies are licensed to commercial entities for commercial use, while ITFS frequencies are licensed to educational institutions for educational, instructional and cultural TV programs. However, educational institutions are allowed to lease excess ITFS channel capacity to commercial entities for commercial use. A television station that employs MMDS, MDS, OFS and/or ITFS channels to broadcast cable TV programming to subscribers for monthly fees, is referred to as a WCTV station.

The capacity of a channel is defined in terms of frequency and time. When all the frequencies of a particular channel are utilized 24 hours a day seven-days a week, it is said that the channel capacity is full or fully utilized. When the frequencies (or any part of them) are not used 24 hours a day, seven-days a week, then it is said that the channel capacity is not full, and in that event the channel has an excess capacity. An educational institution normally leases its excess channel capacity (i.e., the use of the frequencies) to a commercial operator during the time(s) when such frequencies are not used or utilized for educational purposes by the educational Institution.

The FCC regulates the construction, operation, and reporting requirements of WCTV stations, which transmit from 4 to 33 analog TV channels of programming and have a range of 25 to 50 miles from the transmitting station. With new digital equipment coming to the marketplace, each 6 MHz channel will be able to deliver up to six different TV programs. The costs involved in digital transmissions are expensive, but as demand increases, these costs should become more affordable. A WCTV station can deliver a variety of signals, including subscription television, data, and other related entertainment and communications services. WCTV station subscribers capture the microwave signals by means of a specially designed partial parabolic antenna. The captured microwave signals are then converted to frequencies recognizable by standard television sets.

The FCC Spectrum Auction

Until November, 1995, the FCC used to grant licenses in the Wireless Cable TV ("WCTV") frequency spectrum to qualified applicants on a first-come first-served basis. From November 13, 1995 to March 28, 1996 the FCC conducted an auction of the frequency spectrum used by WCTV stations. In this Auction, the FCC divided the country into Basic Trade Areas ("BTAs"), according to certain geographic WCTV markets. The successful bidder on each BTA acquired the right to obtain the licenses for all parts of the commercial WCTV spectrum in the BTA, which were not already under license. Prior to the Auction, a licensee could be granted a license for up to four commercial TV channels only. Now, a BTA winner can receive a license for up to 13 commercial TV channels. In order to qualify to participate in the Auction, each bidder was required to pay an up-front payment to the FCC. The Company's up-front payment was $300,000 with a small business bidding credit of $400,000.

TVCN was the successful bidder on the following 12 BTAs: Clarksburg-
Elkins, Fairmount, Logan, Morgantown, Wheeling, West Virginia; Steubenville, Ohio/Weirton, West Virginia; Dickinson and Williston, North Dakota; Scranton/Wilkes Barre/Hazleton and Stroudsburg, Pennsylvania; Scottsbluff, Nebraska; and Watertown, New York. TVCN's net bid was $1,276,000
(taking into account the 15% small business credit TVCN received). This made TVCN the tenth largest participant in terms of the number of BTAs acquired, and the 22nd largest participant in terms of dollar volume. The total amount outstanding on this obligation is $1,020,445, which TVCN is financing over ten years as described in the notes to TVCN's financial statements. TVCN has not yet finalized its plans with respect to development of WCTV stations in these BTAs. The development is dependent on TVCN's ability to obtain substantial capital resources. There is no assurance that TVCN will obtain sufficient financing to develop such stations. In the meantime, TVCN will attempt to sell its rights and interest in the BTAs, of which there can be no assurance of success.

Wireless Cable Stations

Salina, Kansas. TVCN is currently operating a wireless cable TV ("WCTV") system in Salina. The system broadcasts on 19 channels to a base of 447 subscribers and has two employees. Zenith scrambling equipment was introduced into the Salina head-end equipment in November and December, 1996, each subscriber's household received a new descrambler (set-top converter), and TVCN added ESPN, Showtime and Flix to its programming package.
The number of subscribers remain limited because of the limited number of TV channels. With only 19 TV channels, TVCN has been unable to compete effectively against conventional cable TV operators. Through an agreement with Heartland Communications, which agreement is awaiting FCC approval, the Company hopes to increase the number of TV channels to as much as 33.

Mobile, Alabama.  TVCN's 4-TV channel station (E1, E2, E3, E4) in
Mobile, Alabama was leased to Mobile Wireless TV, Inc. ("Mobile Wireless") pursuant to a lease agreement dated May 9, 1994. The lease was for an initial period of five years at the greater of $2,000.00 per month, 0.50 per month per subscriber or 2.0% of the gross monthly revenues of the station. Mobile Wireless was hoping to lease many additional TV channels from other licensees in order to offer a reasonable alternative to conventional cable TV in Mobile. However, Mobile Wireless was able to lease/buy only seven more channels in addition to TVCN's four channels. With only 11 TV channels, Mobile was unable to mount a viable commercial wireless cable TV system that could compete adequately against cable TV systems. The revenues of the station remained limited, and the maximum monthly transmission fees received by TVCN was $2,000.00 during the last five years. The lease expired in May, 1999. Mobile Wireless expressed its interest to renew the lease for five more years under the same terms and conditions. TVCN declined to enter into a long term lease because of its desire to sell its rights and interest in the station. However, TVCN agreed to lease the station on a month-to-month basis at the rate of $1,200.00 per month. The Company is considering the sale of its assets in this Mobile market.

San Luis Obispo, California.  TVCN owns a 4-TV channel station (E1,
E2, E3, E4) in San Luis Obispo, California ("SLO") which was leased to Wireless Telecommunications, Inc. ("WTCI") in 1995. In January, 1996, WTCI defaulted on its payments to TVCN. TVCN repossessed the station in June 1996 and has been operating it since that time. As part of the settlement with WTCI, TVCN agreed to purchase the Basic Trading Area ("BTA") of SLO from WTCI. In exchange, WTCI conveyed and transferred all of its assets and interest in SLO BTA to TVCN. See "The FCC Spectrum Auction", herein. The purchase price for the BTA was $452,168. Of this amount $90,000 was paid in cash, and $362,168 was paid in the form of TVCN's assumption of an obligation in that amount payable to the FCC over 10 years, with interest only payments for the first two years and principal and interest payments for the final eight years. The FCC approved the transfer of the BTA on May 23, 1997. Since TVCN needed more TV channels to be competitive, TVCN acquired from non-affiliated entities, the three H-
Group licenses (H1, H2, and H3) for $20,000.00. The FCC approved the acquisition. Currently, TVCN is broadcasting on seven channels (3 H-
Group and 4 E-Group channels) to 59 subscribers. As the new owner of the BTA, TVCN applied for the 4 F-Group channels (F1, F2, F3, and F4) and for the two channels MDS1 and MDS2. The FCC approved TVCN's applications for the last six channels. TVCN has not yet constructed the transmission facilities for said six additional channels. TVCN has until August, 2001 to complete such construction. The construction of those six channels would expand the station capacity to 13 channels, which is still not commercially viable to compete against conventional cable TV systems. TVCN is negotiating with other licensees in SLO for the purpose of leasing additional channels. In the meantime, TVCN is considering selling all of its assets in this SLO market.

Other stations. TVCN owns 4-TV channel stations in each of Hays, Kansas; Woodward, Oklahoma; and Quincy, Illinois. In cooperation with its affiliate, Multichannel Distribution of America, Inc. (MDA) TVCN has constructed four-channel stations in Myrtle Beach, South Carolina; Rome, Georgia; and Scottsbluff, Nebraska. MDA is owned and controlled by TVCN's president. The Quincy station is involved in a three-way transaction. The Company acquired the station from its affiliate MDA and entered into an agreement with Heartland Communications to transfer and assign its rights and interest in the Quincy station to Heartland in exchange for transferring certain of Heartland's rights and interest in its BTA in Salina, Kansas to TVCN. The agreement with Heartland is awaiting a final approval from the FCC (see the discussion under "Quincy, Illinois and Salina, Kansas" herein). The Woodward station is being leased to Heartland for $500.00 per month for a period of two years expiring April 2001. TVCN's stations in Myrtle Beach and Scottsbluff have not been placed in commercial operations, nor are they the subject of any lease because no reasonable lease has been offered. Because of the limited number of channels (4-channel each) of these stations, TVCN has no immediate plans to place such two stations into commercial operations. TVCN is considering the sale of these and other stations.

In addition, in an effort to expand its concentration of WCTV stations in the West Virginia and Pennsylvania areas, TVCN has applied for five vacant channels in the Scranton/Wilkes-Barre/Hazelton BTA. In order to increase the channel capacity of the stations, TVCN purchased the F Group lease and station equipment from American Telecasting, Inc. for $200,000. The lease entitles TVCN to utilize the F-Group frequencies 24-hours a day, seven-days a week during the term(s) of the lease. The lease is for $750.00 per month for five years, renewable every five years thereafter at TVCN's option. For more information on the relative significance of a 4-channel station or lease, see the sections entitled "Mobile, Alabama" and "San Luis Obispo, California".

Purchase/Sale of WCTV Stations

In 1991, TVCN, together with its affiliate Multichannel Distribution of America ("MDA"), Inc., made a successful bid in the U.S. Bankruptcy Court in New York to purchase the WCTV station in Washington, D.C., and the WCTV station in Detroit, Michigan. MDA is substantially owned and controlled by TVCN's president. The two acquired WCTV stations were owned by Microband Companies, Inc. which were under bankruptcy proceedings. The purchase price for the two stations was $6,264,000.00 of which the amount of $4,864,000 was paid in the form of issuing to Microband 4,864,000 shares of TVCN's Class D, preferred stock, and the remaining balance of $1,400,000 was paid in cash and a short term note. A few months later, MDA purchased from Microband Companies the foregoing 4,864,000 preferred shares for a cash payment of $152,000. The acquisition cost of the two WCTV stations in Detroit and Washington, D.C. was initially recorded on TVCN's books at the purchase price of $6,264,000. However, in TVCN's 10-KSB of March 31, 1994 the recorded purchase price of said two WCTV stations was adjusted to $1,552,000 instead of the original $6,264,000. Subsequently, the two stations were sold for a total of $13.5 million payable in cash and notes that carried an annual interest of 8.0% as follows:

The WCTV station in Washington, D.C., was sold in 1993 to Eastern Cable Network Corp. ("ECNC") for $2,500,000.00 payable as follows: (1) a non-refundable deposit of $50,000.00; (2) payment upon closing of $550,000.00;
(3) payment of $600,000.00 six months after Closing; and (4) balance of $1.3 million dollars under a promissory note at eight percent (8%) interest payable in sixteen (16) equal quarterly installments, commencing November 22, 1994, secured by a lien upon the entire System.

In 1994, TVCN also sold the foregoing WCTV station in Detroit, Michigan to Eastern Cable Networks of Michigan, Inc. ("ECNM"), a subsidiary of Eastern Cable Network Corp. ("ECNC"). The consideration received by TVCN was $11,000,000 payable as follows: (1) a deposit of $250,000; (2) $2.25 million cash at closing; (3) $500,000 90 days after closing; (4) up to $2.0 million payable as a function of ECNMs ability to successfully expand its services; (5) $500,000 nine months after closing; and (6) a $5.5 million promissory note secured by a lien upon the entire station.

On August 30, 1995, Eastern Cable Network Corp. ("ECNC") sold the Detroit station to a subsidiary of Peoples Choice TV ("PCTV"). In September 1995 TVCN filed a lawsuit in the District of Columbia Superior Court seeking damages and to set aside the transaction on the grounds that it violated the agreement pursuant to which TVCN sold the Detroit station to ECNM in 1994. On January 12, 1996 the parties settled the lawsuit effective December 31, 1995.
Pursuant to the settlement, TVCN released ECNC from all liability and consented to PCTV's assumption of the note secured by the Detroit station.
In return, ECNC and PCTV paid TVCN $614,120 in cash; PCTV assumed the Original Detroit Note; and one of PCTV's wholly-owned subsidiaries executed a second note (the Additional Detroit Note) in favor of TVCN in the amount of $2.15 million. As of March 31, 1999, all payments under the Washington station sale, and the original Detroit Note have been received, and the remaining balance in the amount of $2,448,957.50, as required under the Additional Detroit Note is due to TVCN by December 30, 2000. The
Latter Note carries an annual interest of 9%, payable semiannually until the
Note is fully paid. All interest payments under this Additional Detroit Note have been timely received. Recently, Sprint Corp. acquired PCTV.

Denver, Colorado - In December 1993 TVCN sold its Denver, Colorado Wireless Cable TV ("WCTV") station to American Telecasting, Inc. ("ATI"), of Colorado Springs, Colorado. The gross purchase price was determined pursuant to a contractual formula to be $6,073,500. After adjustments, the net purchase price was $5,868,434. As of March 31, 1999 all payments under the ATI note were received. Recently, ATI was also acquired by Sprint.

Quincy, Illinois and Salina, Kansas

TVCN is operating a Wireless Cable TV ("WCTV") station with a limited number of TV channels in Salina, Kansas, (see "Wireless Cables stations"). During the FCC auction (see "The FCC Spectrum Auction"), Heartland Communications Corp. was the successful bidder of the Salina Basic Trading Area ("BTA"). That limited TVCN's ability to lease additional TV licenses in Salina. That also gave Heartland the exclusive right to obtain the remaining licenses which had not been used by TVCN in the Salina market. These remaining licenses were also limited in number. Specifically, the Salina system of TVCN has been limited to 19 TV channels, hardly adequate to compete against conventional cable TV systems. Since Heartland is the FCC auction winner for the Salina BTA, Heartland has the exclusivity over the remaining 14 TV channels in Salina. Dividing the frequency spectrum in Salina, with 14 channels under Heartland's control, and 19 channels under TVCN's control, severely limits the ability of either Heartland or TVCN to independently develop the Salina market to its growth potential. As a result, TVCN and Heartland began to discuss the possibility of finding a solution.

At one point during the negotiations, Heartland offered to purchase the Salina 19-TV channel system from TVCN for $750,000. The book value of the Salina system as of March 31, 1999 was $ 548,829. TVCN rejected the offer and instead asked for a purchase price of $2.1 million, which was rejected by Heartland. Heartland then offered to partition the Salina market whereby Heartland would operate exclusively in certain area of the market, and TVCN would operate exclusively in the remaining area. After rounds of negotiations, Heartland gave TVCN an acceptable offer, i.e., the two companies would partition the BTA off so that TVCN would receive 40.6% of the BTA that covers the central part, and Heartland would keep the 59.4%. According to the offer, the two companies would share payments to the FCC in those percentages. As a condition, TVCN had to transfer a 4 channel TV licenses in another market to Heartland. To meet this condition, TVCN offered Heartland TVCN's E-Group license in Hays, Kansas. Heartland rejected TVCN's offer, but was willing to accept the transfer of the E-Group license in Quincy, Illinois. But, TVCN did not own the Quincy license/station. The 4-channel Quincy station and license were owned by MDA
- Illinois which is a wholly-owned subsidiary of Multichannel Distribution of America ("MDA") Inc. MDA is substantially owned and controlled by TVCN's president.

The foregoing partition is favorable to TVCN. First, it allows TVCN to assume only 40.6% of the remaining payments to the FCC, or the balance amount of $59,909.36 payable in quarterly payments of $2,693.81 to the FCC over the next 8 years. Second, the 40.6% of the BTA covers the vast majority of the population in the Salina market. Third, it enables TVCN to obtain the remaining 14 TV channels in Salina, which should increase the commercial value of the Salina system and increase the likelihood of its development to its growth potential.

However, before the partition agreement with Heartland could be concluded, TVCN had to buy the Quincy station and license from MDA. Since Mr. Duwaik owns and controls the majority of both TVCN and MDA, any business between the two entities would not be an arm-length transaction. Mr. Horner, a former TVCN's board director, and Mr. Roznoy, a current director of TVCN's board, cooperated in evaluating the Quincy transaction without Mr. Duwaik's involvement. Since the Quincy license was applied for by MDA in 1983, among other factors, the documents concerning the actual cost associated with the issuance of the License and construction of the Quincy station/license were not readily available.

Based on cost of comparable station's construction and licensing, and market values, the Quincy station and license were evaluated at $425,373 for which TVCN offered to issue, and Mr. Duwaik agreed to receive restricted shares of TVCN common stock. An evaluation of the common stock of TVCN had been conducted by an independent appraiser (Houlihan Valuation Advisors of Denver, Colorado). Based on such factors as similarly situated companies, book value, thinly traded stock, pink-sheet listing limitation, TVCN's liability, cash flow and liquidity, etc., the appraiser determined that the restricted shares of TVCN common stock in such a transaction would be worth $0.05 per share. Accordingly, TVCN issued 8,507,460 shares of its restricted common stock to MDA (at the rate of $0.05/sh) for the acquisition of MDA's Quincy station and license. The trading quoted price of TVCN stock at the time of the transaction had an asking and bidding price of $ 0.09/sh and $ 0.07/sh respectively. Had the quoted asking or bidding price of TVCN stock been used in the transaction, the number of shares of TVCN's stock issued to Mr. Duwaik would have been only 4,764,178 or 6,040,297 shares. Since Mr. Duwaik is already in control of both TVCN and MDA, no change in control is affected.

The Quincy transaction was submitted to and approved by a vote of the majority of shareholders of TVCN during the 1998 Annual Meeting of TVCN's shareholders. The majority of the votes counted, excluding those of Mr. Duwaik's, were also in favor of the transaction.

As a result, the partition agreement was submitted to the FCC in December 1998. It went on public notice on May 26, 1999. TVCN is awaiting final FCC approval, which is totally unpredictable, and can take between two months and two years.

Rome, GA

On June 18, 1997, TVCN concluded the sale of its 4-channel E-Group station in Rome, GA ("Rome Station") to Bell South for $2,000,000.00 in cash.
Previously, TVCN had acquired the Rome Station from MDA, Inc. through the acquisition of all outstanding shares of its wholly owned subsidiary MDA of Georgia. MDA, Inc. is owned and controlled by TVCN's president. In exchange for the acquisition of the Rome Station, TVCN issued 17,953,321 restricted shares of TVCN's common stock to Multichannel Distribution of America ("MDA"). The number of shares issued in the transaction was derived by averaging the high bid price of TVCN's stock at the close on each of the previous four Fridays, which were $0.14, $0.13, $0.15 and $0.15, as reported by the National Quotation Bureau. The average of those high bids was $0.1425 per share. Since the shares issued by TVCN are restricted shares, and TVCN historically discounted restricted shares by 20%, the stock price used in the transaction was adjusted to $0.114 per share. The $2.0 million was then divided by $0.114. The resulting number was the 17,953,321 restricted shares. The transaction was approved by the shareholders of TVCN during their annual meeting in 1997.

Pager Business

In February 1997, TVCN purchased the assets of a pager business in Georgia for $100,000. The business sells pagers, cellular phones, airtime for pagers, and accessories from locations in Calhoun and Dalton, Georgia. This business currently has about 1,000 airtime customers, who are charged $12.95 or more per month. The stores have three employees. Since TVCN is attempting to focus on its gas project, TVCN is considering the sale of this pager business.

Auto Salvage and Parts Recycling Business

In November of 1998, TVCN entered into an agreement with JBA Wholesalers, Inc. ("JBA") to acquire all of the issued and outstanding stock of JBA Wholesalers, Inc. JBA owns an auto salvage and parts recycling business in Calhoun, Georgia. The appraised market value of JBA at the time of the transaction was $125,000. That was also the historical book value of JBA.

Omar Duwaik, TVCN's president, had a 60 % private interest in JBA prior to the transaction. The Board of Directors of TVCN approved a resolution for TVCN to acquire the remaining 60% of the stock in JBA to go along with the 40% which TVCN already owned from an April 1998 transaction.

TVCN issued 1,500,000 shares of restricted Common Stock to Omar Duwaik based upon a share price of $.05 per share, which is the value per share estimated by Houlihan Valuation Advisors in a report dated March 25, 1998.

The business maintains an inventory of used autos and parts to be sold to the public in Calhoun, Georgia. The grounds and buildings are on a Lease Purchase Agreement payment plan of $1,500 per month. The last payment is due in March of 2006, at which time the property and buildings will be conveyed to JBA for $1.

The business has 3 employees. Because of TVCN's attempt to focus on its gas project, TVCN is considering the sale of JBA.

Mining Business

TVCN invested in two mines, but neither was ever brought into commercial operation. After considerable development losses, TVCN has decided not to make any further mining investment, and to discontinue the mining operations. TVCN has no current commercially viable mining operations, and that the mining activities are considered "discontinued operations." TVCN filed a law suit against the previous owner of the mines in an attempt to recover any of its losses.

Internet Business Opportunities

On February 16, 1996 TVCN incorporated its wholly-owned subsidiary,
Planet Internet Corp. as an Internet Service Provider (ISP). Planet Internet provided internet service to subscribers. By March 31, 1999, Planet had 836 subscribers, and was running a negative cash flow of about $40,000 per month. On May 18, 1999, TVCN signed an agreement to sell Planet to BeWell Net Corp., another ISP. The net sale price was $1,508,640 payable in common stock of BeWell Net at the rate of $5.00 per share. Accordingly, TVCN received 301,728 shares of the common stock of BeWell Net. As part of the sale, TVCN has allocated 80,000 shares for distribution to various employees as performance bonuses. None of the officers or directors of TVCN received any of said stock other than Kenneth Roznoy who received 5,000 shares of said stock. BeWell Net is a private company and has no public trading market for its stock. As of March 31, 1999, Planet had a negative monthly cash flow of more than $40,000, liabilities of approximately $283,000 and assets of $282,000. In connection with the sale, the entire assets will be transferred to BeWell Net, and about $230,000 of the liabilities will be transferred to and assumed by BeWell Net.

InterOmni Services - The InterOmni Wallet

TVCN had incorporated a wholly-owned subsidiary, InterOmni Services, Inc., in order to develop the InterOmni Wallet, a digital profile that tracks and records information about individuals. TVCN attempted to sell
InterOmni, but the sale, did not go through. TVCN has ceased any further development in InterOmni, and considers it discontinued.

Reema International Corp.

In 1993, TVCN incorporated a wholly-owned subsidiary under the name
Reema International Corporation ("Reema") for the purpose of evaluating and developing a gas-to-liquid ("GTL") process. The GTL process converts natural gas into finished products such as diesel, jet fuels and other specialty products. Additionally, Reema began to negotiate with various gas producing countries around the world the possibility of constructing and operating commercial GTL plants at gas fields.

As of this date, Reema's activities have been limited to the research and development of the GTL technology, and the negotiations with various governments of gas producing countries. Reema has generated no revenues from these activities, nor does it expect to generate any revenues any time soon, and does not have any GTL plants under operation or construction. Reema is simply negotiating with various entities the possibility of constructing its first GTL plant, of which there can be no assurance of success.

As a wholly-owned subsidiary, Reema is under the control of TVCN's management. TVCN's president also is Reema's president. Glen Clark, who manages Reema's day to day activities, is Vice President for Reema. Mr. Clark is not involved in the decision-making process for TVCN or Reema. Prior to joining Reema in 1993 Mr. Clark had some 40 years broad-management experience in chemical plants in such industries as LNG, regasification, amonia, fertilizer, methanol, cogeneration, carbon dioxide, catalytical cracking, refinery and other related process industries. Mr. Clark has a BS degree in Chemical Engineering from Pennsylvania State, and a master of business administration ("MBA") degree from New York State University.

Memorandum of Understanding

After years of negotiations, Reema and the government of Trinidad and Tobago signed in December, 1997 a Memorandum of Understanding ("MOU") for the construction and operation of a GTL plant in Trinidad. The proposed GTL conversion plant will be employing Reema's propriety technological information. Reema's GTL plant in Trinidad will be using natural gas from Trinidad. On June 11, 1999, The National Gas Company of Trinidad and Tobago, Ltd. (a government agency) and Reema International Corporation signed a "Term Sheet For Supply of Natural Gas Agreement". The Agreement sets forth the terms and conditions for a definitive agreement, and the obligations of both parties that must be satisfied before the signing of a definitive agreement. No assurance can be given that the definitive agreement will be executed. If an when the proposed plant is constructed successfully, of which there can be no assurance, the natural gas will be converted into approximately 10,000 barrels per day (bpd) of quality finished petroleum products such as sulfur-free diesel, jet fuel, naphtha and others.

The initial capitalization of Reema's proposed GTL plant in Trinidad is expected to be between $275 and $300 million, for a production capacity of 10,000 bpd over a period of at least 20 years. Reema is discussing various financing options with financial institutions and interested parties, of which there can be no assurance of success.

GTL Plant

A typical GTL conversion plant consists of three major units.  The first section is a gasification or gas reforming unit for converting natural gas into syngas (a mixture of hydrogen and carbon monoxide). The second step is the F-T process unit in which the syngas from the first step is converted into "soupy" waxy hydrocarbon products. The last unit is for hydrocracking/hydroisomerization of the wax into the desired product mix such as diesel, jet fuel, naphtha, etc. The front end (gasification) and the back end (hydrocracking) units of a GTL plant are relatively standard commercial units that are commercially available today and have been in use for about 40 years. The F-T process itself is not new. It was used by the Germans since the 1920's to convert coal into syngas, which was then fed into the F-T process for conversion into transportation fuels. South Africa used the F-T process in the 1950's. However, because of the inefficiency of the early F-T processes, the old GTL technology was not commercially viable. In 1992, Sasol of South Africa began to experiment on a 2,500 bpd GTL plant. The initial focus was on the production of the high-value wax. It is believed that Sasol is now working on the production of transportation fuels, but no information is currently available on such work.

It wasn't until 1993 that Shell built the first commercial GTL plant in Malaysia. However, the Shell plant reportedly focused on the production of high-value products such as solvents, detergents, lubricants and wax, instead of transportation fuels. The capital cost of the Shell plant reportedly was in excess of $850 Million, and the production capacity was 12,500 bpd. A recent fire destroyed part of the plant, and the plant is not currently in operation. The giant oil company Exxon announced recently that it has completed the construction of a pilot GTL plant for the production of 250 bpd of transportation fuels. As of this date, other than the foregoing, neither Exxon nor others have built any other commercial GTL plant anywhere in the world.

GTL Competition

While the GTL technology is at its infancy, the competition in this new emerging technology and industry is expected to be intense. TVCN does not expect the competition to adversely affect the implementation of the first GTL project in Trinidad. But, in its attempt to negotiate similar agreements with other gas producing countries around the world, TVCN will be competing against giant companies such as Exxon, Shell and others which have vastly greater resources and capabilities. Even with the success of constructing the first GTL plant in Trinidad, TVCN will be facing extremely tough competition for constructing additional GTL plants. There is no assurance that TVCN will be able to succeed in constructing any GTL plant.

Premium Quality of GTL Produced Products

It is frequently reported that the major cause of pollution in most major cities throughout the world is the presence of sulfur and other impurities in crude oil-derived products. Additionally, aromatics are the major cause of engine wear and tear. Governments are constantly limiting the contents of sulfur and other impurities in crude oil-based products in order to curb the rising levels of pollution. The recent announcement in California regarding the danger of diesel produced from crude oil underscores the significance of the GTL process. On August 27, 1998, UPI reported that "California has become the first state to declare that soot emitted in diesel exhaust is a cancer threat that requires new controls. "On August 28, 1999, the Rocky Mountain News reported eleven members of the California Air Resources Board ("ARB") "voted unanimously to declare 40 chemicals found in (crude oil-derived) diesel exhaust as toxic air pollutants."

In contrast, diesel and jet fuel processed and produced by the GTL process will have zero sulfur, zero aromatics, higher cetane, and a higher smoke point. The quality of the finished products of the GTL process is expected to be so premium that it can be used as a blend with the products derived from crude oil in order to improve their quality and meet an ever-increasing stringent pollution standard requirements.

Employees

As of March 31, 1999, TVCN had 19 employees. None of TVCN's employees are the subject of a collective bargaining agreement. TVCN believes that relations with its employees are good.

Capital

Since inception, TVCN has financed its capital and operating cash requirements through loans and advances from TVCN's president, other shareholders, and the sale of common and preferred stock. TVCN is now considering different debt financing options as well as continued asset sales. There is no certainty that TVCN will be able to obtain all required financing.

DESCRIPTION OF PROPERTIES

TVCN retains ownership of substantially all system equipment necessary to provide its services to subscribers. Such system equipment includes all reception and transmission equipment located at the tower (i.e., the head-end equipment), reception equipment located at each subscriber location (i.e., subscriber equipment) and related computers, diagnostic equipment and service vehicles, and facilities. The Salina, Kansas system equipment is valued at $566,579. TVCN's WCTV facilities are, in the opinion of management, suitable and adequate by industry standards. Except the office building mortgage, and the internet equipment, all equipment and assets are not subject to any lease or encumbrance. Subsequent to March 31, 1999, the Company sold its subsidiary, Planet Internet, to BeWell Net, and assigned and transferred the internet equipment lease and certain liabilities in the approximate amount of $230,000 to BeWell Net. The sale included all the internet equipment.

TVCN owns its executive offices in Denver, Colorado. The office building has an outstanding mortgage with a balloon payment due in July of 2000. The mortgage balance at year-end was $481,783. In July of 1999, the Company accepted an offer for sale of the building subject to closing. The contracted sale price is $1,200,000.00. The net book value of the building is $896,208.00. If the sale is successfully completed, of which there can be no assurance, the net sale proceeds are expected to be about $1.135 million, which will result in a gain of about $240,000.00. Under the terms of the sale agreement, TVCN will enter into a three year lease for the rental of its' executive offices of approximately 3,600 square feet at the rate of $3,625.00/month.

TVCN also owns a warehouse in Detroit, MI not subject to any mortgage.
This warehouse was leased to PCTV at the rate of $4,000 per month until March 1999. In July 1999, TVCN accepted an offer for sale of the warehouse and associated land subject to closing. The net book value at year-end of the building and land was $158,379. The net selling price is about $180,000, which will result in a gain of about $22,000.00.

TVCN owns undeveloped acreage on two lots in Cherry Hills Village, Colorado not subject to any mortgages. The book value of these lots at year-end was $633,113. Both lots have been listed for sale. On April 15, 1999, one of the lots was sold for $630,000 (See Note 16 - to TVCN's audited consolidated financial statements).

TVCN also owns undeveloped acreage in Jefferson County, Colorado not subject to any mortgages. The acreage has also been listed for sale for $1.1 million.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

TVCN's common stock has traded on the over the counter market ("OTC") since January 11, 1988. As of March 31, 1999, there were eleven stock brokerage firms making a market in TVCN's common stock. The high bid and low asked prices of the common stock of TVCN have been as follows:

Quarter               High Bid Per                        Low Ask Per
Ending                   Share                               Share

3/31/98                   .17                                 .19
6/30/98                   .39                                 .41
9/30/98                   .47                                 .56
12/31/98                  .19                                 .24
3/31/99                   .16                                 .19

The above quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

As of March 31, 1999, there were 1,715 record holders of TVCN's common stock.

TVCN has not paid cash dividends on its common stock and does not anticipate paying cash dividends for the foreseeable future. TVCN anticipates that all earnings, if any, will be retained for development of TVCN's business.

Description of Securities

As of March 31, 1999 there were 50,835,954 shares of common stock outstanding. No other classes of stock of TVCN were issued and outstanding as of March 31, 1999. All previous classes of preferred stock of TVCN had been converted to common stock as of March 31, 1999. For more information see "Description of Securities" in TVCN's 10-KSB/A of March 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The operating revenue for 1999 was $1,035,000 compared to $1,202,000 in 1998, a decrease of $167,000. The decrease is due to lower interest income of $218,000 in 1999. Other income was less by $13,000 in 1999. Lease income, management fees, operations revenue and wireless revenue increased by $64,000 in 1999.

Total operating expenses were $3,913,000 in 1999 compared to $5,053,000 in 1998, a decrease of $1,141,000. The decrease is due to a substantial reduction in litigation expenses, downsizing personnel, streamlining operations and reduction in general and administrative expenses. For example, litigation settlement expenses were $117,000 in 1999 compared to $1,286,000 in 1998, a decrease of $1,169,000. General and administrative expenses were $2,698,000 in 1999 compared to $2,995,000 in 1998, a decrease of $297,000. Depreciation and amortization expenses were $812,000 in 1999 compared to $618,000, an increase of $194,000, due to the timing and useful life assigned to the WCTV assets. Interest expense was $286,000 in 1999 compared to $154,000 in 1998, an increase of $132,000, due to an increase in the BTAs' interest expense.

The loss from operations in 1999 was $2,878,000 compared to a loss of $3,851,000 in 1998, a decrease of $973,000, due largely to reduced operating expenses. Non-operating gains, primarily from the sale of cable operations and licenses, in 1999 were $1,320,000 compared to $4,257,000 in 1998, a decrease of $2,937,000. There were more sales of cable operations and licenses posted in 1998 than 1999. The net loss for 1999 was $1,076,000 million compared to a loss of $571,000 in 1998. This is due to the fact that there were more non-operating gains in 1998 than 1999.

The foregoing operating revenues do not include the revenues that are generated from the activities of buying and selling WCTV stations. For example, the buying/selling of WCTV station activities resulted in a gain of $1,020,388 in fiscal year 1999 as compared to gains of $4,257,409; $2,343,043; $3,589,919; $2,813,017 and $3,980,847 in fiscal years 1998, 1997,
1996, 1995 and 1994 respectively. Thus, the total revenues for fiscal year 1999 are $2,054,961 as compared to $5,459,238 a year earlier. Income tax benefits generated were $554,227 and $1,234,816 in 1999 and 1998, respectively.

TVCN maintains accounting records for TVCN, and each of its subsidiaries. Schedule F-23, which follows, reflects the results of operations for the years 1999 and 1998. The salvage yard was consolidated into TVCN's operations in 1999. Expenses exceeded revenue by $110,000 and the operating loss was $80,000. Reema's natural gas fuel conversion expenditures were less by $1,163,000 in 1999 than in 1998 due to streamline operations and less travel expenses. Legal expenses were less in 1999 than 1998 and included legal settlement income of $300,000 in 1999. Mining and exploration expenditures were $1,163,000 less in 1999 than 1998. The mining activities have been shutdown and are now considered as discontinued operations. Planet Internet's access service provider business, which was sold after year-end, had increased revenue of $25,000 and increased expenses of $93,000, resulting in an increase loss of $67,000 in 1999. Corporate and other segment expenses decreased by $1,223,000 in 1999. Headcount reductions, less travel expenditures and lower legal expenses were the primary reasons for the reductions in 1999.

While revenues from the gas project are not expected to materialize for at least three years, TVCN intends to manage the proceeds from the sale of assets such that TVCN anticipates no difficulty in maintaining its existence, meeting its obligations for years to come, and funding its activities.

Discontinued Operations

TVCN invested in two mines, but neither was ever brought into commercial operation. After considerable losses, the two mines wee discontinued. TVCN does not expect to recover any money from the assets of either mine, and if any money is recovered, it will not have any material effect on TVCN's financial statements.

Liquidity and Capital Resources

TVCN's primary source of liquidity has been from the sale of appreciated assets. The business of TVCN requires substantial capital investment on a continuing basis and the availability of a sufficient credit line or access to capital financing is essential to TVCN's continued expansion. TVCN's cash flows for the years ended March 31, 1999, and 1998, are summarized as follows:




       Cash provided by                          March 31,
              (used in)                    1999            1998

             Operations                 $(1,049,013)   $ (1,315,000)

              Investing
             activities                 $   639,921    $  2,167,185

              Financing
             activities                 $    18,887    $   (490,808)

           Net increase
              (decrease)                $  (390,025)   $    361,377

Currently, TVCN has $1,798,121 in long-term debt, which is primarily for the purchase of the TVCN corporate headquarters building in Denver, Colorado, the purchase of 12 BTAs from the FCC (see FCC Spectrum Auction herein), and the acquisition of the BTA license from WTCI of Pennsylvania. The office building is under sale contract.

TVCN's current assets and liabilities are $887,393 and $1,616,368 respectively. TVCN's cash position is such that management anticipates no difficulty in its ability to sell appreciated assets to continue meeting its current obligations.

Cash Investments

The president and a shareholder have advanced loans to TVCN totaling
$1,100,334.

Stockholder Advances

The president has been advancing loans to TVCN since its inception.
The loans carry an annual interest of 8%. The advances are long-term loans, and are expected to be paid back at such time when TVCN has sufficient funds to do so. As of March 31, 1999, the loans totaled $1,100,334. Interest expense on shareholder's advances totaled $68,464 in 1999, and $77,956 in 1998. Currently, TVCN has no intentions of repaying such loans within the next twelve months.

Selected Financial Data
               1999          1998        1997         1996         1995
Year ended
March 31,
Revenues    $ 1,034,573   $1,201,829   $ 1,146,144  $ 1,195,368  $ 4,503,078

Net income
(loss)      $(1,075,848)  $ (571,143)  $  (959,079) $   512,387  $   777,439

Per share:
Net income
(loss)         (.03)          (.02)        (.05)         .03          .04

Total
assets      $ 9,907,925   $11,012,467  $12,419,656  $15,287,790  $14,168,587

Plant and
equipment,
net         $ 3,252,830   $ 3,579,109  $ 3,265,350  $ 2,543,499  $ 2,064,733

Current
assets      $   887,393   $ 2,071,619  $ 7,136,684  $ 6,560,906  $ 8,785,659

Total
liabilities $ 6,858,322   $ 7,079,069  $ 7,700,974  $ 9,610,028  $ 9,003,212

Long-term
Debt        $ 1,798,121   $ 2,173,678  $ 1,518,165  $ 1,510,240  $   512,560

Capitalization

The capitalization of TVCN as of March 31, 1999 is as set forth in the following table and as more detailed in the attached audited financial statement:

                         Stockholders equity (deficit)
                                   March 31
-----------------------------------------------------------------------------
Description               1999          1998          1997          1996

Common stock         $    25,418   $    20,197   $     9,016   $     9,016

Preferred stock      $    28,813   $    28,813   $   960,813   $   960,813

Additional paid-in
capital              $ 7,468,721   $ 7,281,889   $ 6,575,211   $ 6,575,211

Deficit accumulated  $(4,473,349)  $(3,397,501)  $ (2,826,358) $(1,867,279)

Total stockholders
equity	       ----------------------------------------------------------
                     $ 3,049,603   $ 3,933,398   $ 4,718,682   $ 5,677,761


DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the name, salary and business experience for the last five years of the directors and executive officers of TVCN as of March 31, 1999. Unless otherwise noted, the positions described are positions with TVCN or its subsidiaries.

Name                 Salary         Position             Period Served

Omar A. Duwaik(1)    $ 91,720       Chairman of the      1987 to
                                    Board, Chief         present
                                    Executive Officer
                                    and President (1)

Armand DePizzol       -0-           Director             1989 to
                                                         present

Kenneth D. Roznoy    $ 29,250       Vice President,      1998 to
                                    Secretary            present
                                    Director (2)

(1) Mr. Omar Duwaik also serves in the same capacities in each of the Company's wholly-owned subsidiaries: TVCN of Washington, D.C., Inc. (1991 to Present); TVCN of Michigan, Inc. (1991 to present); TVCN of Kansas, Inc.
(1996); TVCN of California, Inc. (1996); International Exports, Inc. (1992 to present); Integrated Systems (1993 to present); Mining Energy International, Inc. (1995 to present); Reema International Corp. (1993 to present); and Planet Internet (1996 until sold in May, 1999).

(2) Mr. Kenneth Roznoy also serves in the same capacities in TVCN's wholly owned subsidiaries.

All directors hold office until the next annual shareholders meeting or until their successors have been elected and qualified. Vacancies in the existing Board are filled by majority vote of the remaining directors. The Board of Directors appoints officers of TVCN. Omar Duwaik and Kenneth Roznoy are employed by TVCN on a full-time basis. Omar Duwaik should be considered a founder and parent of TVCN (as such terms are defined by the Securities Act of 1933).

Omar Duwaik has been the President, CEO and Director of TVCN since its inception in 1987. Mr. Duwaik has been involved in the telecommunications, aerospace and electronic industries for the past 21 years. In 1980, Mr. Duwaik joined MDA, Inc. in Denver as its president. In 1983, MDA submitted 413 MMDS applications to the FCC, of which 71 were granted to MDA, with no competition, and through a lottery process, the FCC granted about forty more conditional licenses. For MDA, Mr. Duwaik constructed the first MMDS station in San Luis Obispo, California. Under his direction, three more MMDS stations were constructed in Kansas and Alabama. Mr. Duwaik received a BS Degree in Electrical Engineering, a BS Degree in Computer Science and an MS Degree in Electrical Engineering Communications from Oregon State University in 1971. Mr. Duwaik owns and controls 23,354,223 shares of common stock of TVCN, and also owns the majority of MDA, an affiliated company, which owns 23,845,892 shares of common stock. In total, Mr. Duwaik owns and controls 47,150,348 or 92.8% of TVCN's common stock. Mr. Duwaik is employed on a full-time basis with TVCN and is compensated at an annual salary of $91,720 of which $54,079 are paid in cash and the remaining balance is deferred until such time as TVCN has more funds.

Kenneth D. Roznoy - Vice President, Secretary and Director.  Mr.
Roznoy returned to TVCN on a free-lance basis in September of 1996 and was re-hired on a full-time basis on February 9, 1997 as Vice President of Business Development. During his two-year sabbatical he worked as a consultant for Elitch Garden in Denver and CHILDRENS CABLE NETWORK in
Denver and Burbank, California. Mr. Roznoy served as a Director from 1989 - October 1994. Prior to joining TVCN in 1989, Mr. Roznoy had been employed by American Technology and Information, Inc. ("AT&I") in Denver, Colorado since January 1, 1987 as its Vice President and Public Relations Director. From 1981 to 1987, Mr. Roznoy was working for KDR Productions providing entertainment-related services for businesses and non-profit organizations in Denver, Colorado. From 1978 to 1981, Mr. Roznoy worked for Commonwealth Theaters in Denver,. Colorado and Dallas, Texas as Advertising Director. At Mulberry Square Productions, in Dallas, Texas from 1975 to 1978, Mr. Roznoy helped promote "Benji" into an international movie star with films and TV shows grossing in excess of $100 million. Mr. Roznoy is employed on a full-time basis with TVCN and is compensated at the temporarily reduced rate of $29,250 a year.


Armand L. DePizzol, President of Alert Systems and CEO of National Direct Connect Corp. Mr. DePizzol has been a director since 1989. Mr. DePizzol holds an M. A. in Economics and a B.S. in Business Administration. He was the president of American Technology & Information, Inc. (AT&I) from 1984 to 1987 and was in charge of all operations for that company. Prior to that, Mr. DePizzol spent seven years overseas with the International Department of City Bank of New York. During this period he conducted extensive credit and operational examinations of some thirty foreign bank branches. Mr. DePizzol was also employed by the Federal Reserve Bank. He was the first bank examiner to uncover a major defalcation in the international department of a foreign bank branch located on the West Coast. He acted as a consultant to the First of Denver Bank, currently First Interstate Bank. Mr. DePizzol is also a financial advisor. Recently, he directed the growth of a transportation company from nine units to more than forty units within a six-month period. He has helped obtain financing for several turn-around companies and he also holds various patents.

Glen Clark, Mr. Clark is the senior vice president of Reema International in charge of the Gas-To-Liquid ("GTL") project. Reema is a wholly-owned subsidiary of TVCN. Prior to joining Reema in 1993, Mr. Clark was responsible for managing a 300-person engineering and design drafting group at Gulf Interstate Engineering, where they provided design and drafting services to the pipeline (Liquid & Gas) and related process industries. At M.K. Kellogg, Mr. Clark was responsible for world-wide start-up to completion operations of an average of over 30 projects employing over 2,500 people around the world. The projects included LNG (and regasification), ammonia, fertilizer, methanol, cogeneration, carbon dioxide (recovery, purification and reinjection), catalytic cracking and refinery operations and maintenance. At Bechtel Petroleum, Mr. Clark was responsible for all synfuel project activities. The projects included coal gasification, heavy oils, tar sands, oil shale, biomas conversion and coal liquefication. At Allied Chemical, for over 27 years, Mr. Clark Progressed from an entry-level foreman to become the vice president with a wide range of responsibilities that included managing the operations of 20 chemical plants. Mr. Clark has a Bachelor of Science ("B.S.") degree in chemical engineering from Penn State and a Master of Business Administration ("MBA") degree from New York state University. He has completed graduate marketing and management courses at Columbia University and an advanced management program at Harvard University.




The following are audited financial statements as of March 31, 1999. For additional information, see TVCN's 10-KSB/A for the fiscal year ended March 31, 1999.